                                                                   EXHIBIT 12.1

Ratios of Earnings to Fixed Charges

                                                    Pro Forma                             Actual
                                            -------------------------  ---------------------------------------------
                                                                        Nine Months
                                                                           Ended
                                             Nine Months  Fiscal Year  September 30, Fiscal Year Ended December 31,
                                                Ended        Ended     ------------- -------------------------------
                                            September 30, December 31,
                                                2001          2000      2001   2000   2000   1999  1998  1997  1996
                                            ------------- ------------ -----   ----- ------ ------ ----- ----- -----
Income from Continuing operations before
 income taxes and accounting change:.......    $  471        $1,727    $ 485   $ 756 $  975 $  747 $ 309 $ 512 $ 478
Plus Fixed Charges:
  Interest on all Indebtedness:............       794         1,222      269     135    175    224   232   257   270
  Capitalized Interest.....................         4             5        0       0      0      0     0     0     0
  Amortization of debt expense:............        28            37       22      10     13     13    14    15    24
  Portion of rental expenses on operating
   leases deemed to be representative of
   the interest factor:....................       130           201       41      30     41     32    32    33    25
  Preferred stock dividend requirements of
   consolidated subsidiaries:..............        29*           38*      20*      0      0      0     0     0     0
                                               ------        ------    -----   ----- ------ ------ ----- ----- -----
Total Fixed Charges:.......................       985         1,503      352     175    229    269   278   305   319
                                               ------        ------    -----   ----- ------ ------ ----- ----- -----
Plus Unconsolidated affiliates Earnings:...        95             1        0       0      0      0     0     0     0
Plus Minority Earnings:....................        18            13        0       0      0      0     0     0     0
Less Preferred stock dividend:.............       -29           -38      -20       0      0      0     0     0     0
                                               ------        ------    -----   ----- ------ ------ ----- ----- -----
Earnings:..................................    $1,540        $3,206    $ 817   $ 931 $1,204 $1,016 $ 587 $ 817 $ 797
                                               ------        ------    -----   ----- ------ ------ ----- ----- -----
  Fixed Charges Ratio:.....................      1.56          2.13     2.32    5.32   5.26   3.78  2.11  2.68  2.50
                                               ======        ======    =====   ===== ====== ====== ===== ===== =====

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* Required preferred stock dividend divided by 1 minus the effective tax rate of 35%. See instructions to Item 503(d) of Regulation S-K.

   The ratios of earnings to fixed charges should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this registration statement.

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